Exhibit 3.58

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

AMERICAN STORES COMPANY, LLC

•	First: The name of the limited liability company is AMERICAN STORES COMPANY, LLC.

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Rd., Suite 400 in the City of Wilmington, DE 19808.

The name of its registered agent at such address is CORPORATION SERVICE COMPANY.

•	Third: The Company shall be managed by its Sole Member.

In Witness Whereof, the undersigned has executed this Certificate of Formation of AMERICAN STORES COMPANY, LLC this 7th day of January, 2004.

ALBERTSON’S, INC. - Sole Member of American Stores Company, LLC

BY:	/s/ PAUL G. ROWAN
PAUL G. ROWAN
Group Vice President, Business Law

ASC/LLC Form Cert - PBL